SECOND AMENDMENT TO LFC TECHNOLOGIES, LLC
                              OPERATING AGREEMENT

This SECOND AMENDMENT TO OPERATING AGREEMENT (this "Second Amendment") is entered into as of the 29th day of October, 1999, by and between MLFC Corporation, a California corporation, ("MLFC"), and SGI INTERNATIONAL, a Utah corporation ("SGI," and together with MLFC, the "Members").

                                    RECITALS

A. The parties hereto have entered into that certain Operating Agreement and certain amendment thereto for LFC Technologies, LLC (the "Company" or "LFC Co.") dated as of January 14, 1999 (collectively the "Original Agreement").

B. MLFC and SGI executed with Mitsubishi Corporation and Mitsubishi Heavy Industries, Ltd., a letter of intent dated as of September 24, 1999 whereby the parties thereto expressed their intentions to further amend the Original Agreement and certain other agreements related thereto in order to reflect a change in the payment terms of certain monies payable by the Company to SGI and payable by MLFC to SGI, and to reflect the transfer by SGI of the interests in the LFC Technology to the Company.

C. Subject to the terms and conditions hereof, the parties hereto desire to amend the Original Agreement.

NOW, THEREFORE, the parties hereto hereby amend the Original Agreement as follows:

1. Section 3.3 of the Original Agreement is hereby amended and restated to read in its entirety as follows:

3.3 Transfers and Further Contributions.

(a) SGI Transfer and First Transfer Payment. SGI shall transfer and assign to LFC Co. all of its fifty percent (50%) undivided rights and interests in the LFC Technology including without limitation, the LFC Patents and the Intellectual Property Rights with respect to the LFC Technology, free from any lien, license, claim or encumbrance in accordance with the terms and conditions as set forth in Schedule 3.3 (a) attached hereto by November 5, 1999 (the "First Transfer). In consideration of and subject to the First Transfer by SGI to LFC Co, the parties shall cause LFC Co to pay to SGI the sum of $750,000 within five
(5) business days after the completion of the First Transfer.

(b) SGI Transfer and Second Transfer Payment. Subject to the completion of the First Transfer and only if SGI has obtained from AEI Resources, Inc., a Delaware corporation, or its subsidiary Bluegrass Coal Holding Co. ("AEI"), the sole, absolute and exclusive title to the ENCOAL demonstration plant (the "ENCOAL Plant"), free and clear of any lien, license, claim or encumbrance (excepting only a security interest in the ENCOAL Plant that may be used to secure SGI's note obligation to AEI in the principal amount of Two Million Dollars ($2,000,000) and bearing interest at the prime interest rate, as may be set by the Bank of America NT&SA's office in San Francisco, California, in effect on January 1 of each calendar year, with principal and interest under such note due and payable on a date five (5) years from the closing date of the pending AEI-SGI transaction), and an of AEI's interests in the LFC Technology

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free and clear of any lien, license, claim or encumbrance (AEI's Interests in the LFC Technology"), subject to terms and conditions satisfactory to MLFC, SGI shall assign and transfer to LFC Co AEI's Interests in the LFC Technology within ten (10) business days after obtaining AEI's Interests in the LFC Technology (the Second Transfer"). In consideration of and subject to the Second Transfer by SGI to LFC Co, the parties shall cause LFC Co to pay to SGI the sum of $750,000 within five (5) business days after the completion of the Second Transfer (the"Second Payment"). SGI shall use its best efforts to conclude the Second Transfer as quickly as possible following the date of this Second Amendment.

In the event that the Second Transfer does not occur pursuant to the terms set forth above after the completion of the First Transfer, the Company shall not be obligated to make the Second Payment and neither SGI nor MLFC shall be obligated to make the related additional equity contributions.

SGI hereby represents and warrants that (i) the First Transfer shall result in the Company's having fifty percent (50%) undivided rights and interests in the LFC Technology and (ii) the First and Second Transfers shall result in the Company's having the fun and exclusive rights and interests in the LFC Technology.

(c) Further Contributions. The liability of the Members to the Company is limited to the Capital Contributions as specified in Schedule 3.2 attached hereto, as it may be amended from time to time pursuant to Section 14.2. No additional Capital Contributions, or other funds, whether by way of contribution of capital, loan or otherwise, shall be required of any Member except by Supermajority Vote of the Members; provided. however, that each of the parties hereto shall contribute in cash to the capital of the Company (a) the amounts of US$375,000 within five (5) business days after execution of an agreement between SGI and LFC Co with respect to the First Transfer; and (b) the amounts of US$375,000 within (5) business days after execution of an agreement between SGI and LFC Co with respect to the Second Transfer, if any. Further, no interest shall accrue on any Capital Contribution and no Member shall have the right to withdraw or be repaid any Capital Contribution except as provided in the Agreement and any amendments thereto.

2. The Original Agreement shall be amended by adding thereto a new Schedule 3.3
(a) as attached hereto.

3. Article XII of the Original Agreement is hereby amended by deleting Sections 12.1(a)(vi) and 12.1(a)(vii) thereof.

4. Article XIII of the Original Agreement is hereby amended and restated to read in its entirety as follows:

     13.1 New Company. Upon the occurrence of a Milestone Event (as such term is defined below), MLFC and SGI shall determine by mutual agreement the terms and conditions for (a) the establishment and formation of a new company ("Newco") as holder of the LFC Patents and LFC Improvements or the transformation of the Company into a corporation engaged in business and commercial operations and activities with respect to the LFC Technology ("BizCo"), (b) contribution by MLFC and SGI into or additional equity contribution by MLFC and SGI into BizCo and (c) if and only if all of the conditions as set forth in Article 13.3 hereof have been satisfied, additional consideration payable to SGI of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) (the "Transfer Payment") for the Second Transfer by SGI to LFC Co.

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13.2 Milestone Event. The Transfer Payment shall be paid to SGI by MLFC, subject to satisfaction of the provisions of Section 13.3 below, upon the occurrence of the earlier to occur of either of the following (each, a "Milestone Event"):

(a) The commencement of construction or irrevocable commitment to proceed with construction of LFC Plants with a minimum of 15,000 tons per day in capacity;

(b) The receipt by MLFC of an aggregate of at least Four Million Dollars ($4,000,000) in connection with (i) the admission by MLFC and SGI of new equity participants into Newco or BizCo and (ii) the licensing or royalties from one or more LFC Plants (as such term is defined in the License Agreement) constructed by a third party or one of the parties hereto; or

(c) Such other event as all the parties hereto mutually agree to constitute a Milestone Event;

provided that if and only if the Second Transfer has been completed, the license fees and royalty payments with respect to licensing the LFC Technology from LFC Plants involving MLFC or its Affiliate and constructed prior to the establishment of Newco or the transformation of the Company into BizCo (collectively, "Preferred LFC Technology Royalties") shall be distributed exclusively to SGI until SGI receives the aggregate amount of Six Million Five Hundred Thousand Dollars ($6,500,000) in Preferred LFC Technology Royalties. Any and all amounts of Preferred LFC Technology Royalties exceeding the aggregate amount of Six Million Five Hundred Thousand Dollars ($6,500,000) shall be distributed to SGI and MLFC in proportion to each party's respective Ownership Percentages. The amount of the Transfer Payment described in Section 13.1 above shall be reduced by one-half of the aggregate value of the Preferred LFC Technology Royalties received by SGI until all of the conditions as provided for in Section 13.3 below are satisfied. In no event shall SGI receive Preferred LFC Technology Royalties after the expiration or termination of this Agreement, in which case SGI shall not use any of the MLFC Technology without the prior written consent of MLFC.

13.3 Conditions to Transfer Payment. MLFC shall be obligated to pay the Transfer Payment to SGI upon the occurrence of a Milestone Event and all of the following:

     (a) MLFC and SGI enter into (i) a shareholders' agreement (the "SH Agreement") with respect to the establishment and operation of Newco as holder of the LFC Technology and LFC Improvements or (ii) an amendment to this Agreement and other agreements related thereto (the "Additional Amendment") with respect to the transformation of the Company into BizCo, in form and substance satisfactory to MLFC and SGI, and obtain prior approval from each party's management, Board of Directors or investment committee, as the case may be, as is necessary for an of the issues, including without limitation, the Transfer Payment, SH Agreement, Additional Amendment and structure how to further proceed with this transaction with SGI;

     (b) SGI has obtained and transferred to the Company, Newco or BizCo the entire ownership interests in the LFC Technology and LFC Improvements, free and clear from any liens, claims, licenses or encumbrances whatsoever, upon terms and with conditions satisfactory to MLFC;

     (c) MLFC acquires a fifty percent (50(degree)/0) interest in the LFC Technology and LFC Improvements through its equity participation in the Company, Newco or BizCo; and

     (d) pursuant to agreements acceptable to both parties, MLFC is duly granted exclusive rights to manufacture and sea new plants incorporating the LFC Technology and LFC Improvements ("LFC Plants").

13.4 Rights upon Formation of Newco. In the event that Newco is formed or the Company is transformed into BizCo pursuant to this Article XIII,

     (a) Neither MLFC nor SGI shall have the ability to transfer to any third party ownership or interest in its respective ownership interest in the LFC Technology or LFC Improvements without granting to the other party a right of first refusal with respect thereto; and

     (b) SGI shad promptly notify MLFC with respect to any offer of which it becomes aware in connection with a proposed purchase or sale of any LFC Plant.

13.5 Assistance. Subject to the fun, complete and timely performance by SGI of its obligations hereunder, MLFC shall use its reasonable efforts to arrange for Mitsubishi Heavy Industries, Ltd. ("MHI") to provide SGI, in a manner acceptable to MHI, with advice and/or comments with terms and upon conditions satisfactory to MHI, in order to support SGI's efforts to pursue the most cost effective means for upgrading coal liquids that are produced from LFC plants, marketing the products of such upgrading and reducing the costs of an LFC plants.

13.6 New Equity Participant. Up to one-third of ad the interests in the LFC Technology vested in LFC Co. as a result of the First and Second Transfers may be sold to a strategic partner to be agreed upon between SGI and MLFC by way of an equity participation by such strategic partner in LFC Co. upon the terms and with conditions acceptable to SGI and MLFC.

13.7 Patent Prosecution and Maintenance. LFC Co. shall have full control over prosecution and maintenance of the patent applications and patents owned by it and the Members shall cooperate to the extent required to fully and completely protect all LFC Co. intellectual property from infringement or use by others.

          (a) Defense and Claims Against Infringement. In the event either Member becomes aware of any actual or threatened infringement of the LFC Technology, that Member shall promptly notify the other Member, and the Members shall discuss the most appropriate action to take. The Members shall use their best efforts in cooperating with each other to terminate such infringement without litigation. If, within one hundred twenty (120) days after the date of notification of infringement, attempts to abate such infringement are unsuccessful, and both Members do not agree to jointly bring an action, then either Member may, at its own expense, initiate such action on behalf of and in the name of LFC Co. and any non-initiating Member may participate in and share the expense of such action if it desires. Each Member shall cooperate and shall join in the action if required to perfect an infringement or other claim or defense with the other as may be reasonably requested by the initiating Member. AU recoveries, damages and awards in such suit shall be divided among the Members, with the initiating Member first recovering all costs it incurred before sharing in such recoveries, damages, or awards.

5. (a) Each Member agrees to treat as confidential, not to disclose to third parties other than to its own Affiliates, and to use only in the manner and for the purposes expressly permitted in this Agreement, all Confidential Information (as defined in the License Agreement). Each Member covenants that it will exercise reasonable precautions to preclude the unauthorized disclosure by any of its directors, officers, and employees to other parties. In addition, each

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Member agrees that it shall comply with reasonable control procedures with respect to Confidential Information (for example, restriction of access to certain information to only a few designated Member employees and a requirement that specified documents be kept in a safe when not used) and shall further require any consultant or other agent to whom such Confidential Information is provided to execute a confidentiality agreement precluding the disclosure of such information. To the extent any software is included in the Confidential Information, each Member agrees that it shall not decompile, disassemble or reverse engineer such software.

     (b) Notwithstanding the provisions of Section 5.1, each Member may disclose, to the extent reasonably necessary, the Confidential Information to any of its Affiliates or to those employees, agents, consultants or representatives of each Member or any Affiliate that require such information in order to accomplish the purposes of this Agreement, provided that prior to any such disclosure, each Member notifies the other Member(s) of the identity of such persons and such persons execute confidentiality undertakings precluding the use or disclosure of such information.

     (c) The obligations of Section 5.1 shall not apply to Confidential Information which (a) becomes generally known to the industry through no fault of the subject Member or the disclosures permitted by Section 5.2 or (b) is rightfully obtained by a Member from a third party with no obligation of confidentiality.

6. As amended by the provisions of this Second Amendment, the Original Agreement and the First Amendment shall remain in full force and effect in accordance with their terms. To the extent that this Second Amendment conflicts with the First Amendment or the Original Agreement, the conflict shall be resolved by giving effect to this Second Amendment terms, then to the First Amendment, and then to the Original Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the day and year first above written.

MLFC CORPORATION

By: /S/ MASAHIDE KONISHI
Name: Masahide Konishi
Title: President

SGI INTERNATIONAL

By:  /S/ MICHAEL L. ROSE
Name: Michael L. Rose
Title: President and CEO